Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-211278, 333-182982, 333-129772 and 333-33616 on Form S-8 and 333-202247 on Form S-3 of our reports dated February 16, 2017, relating to the consolidated financial statements and financial statement schedules of Loews Corporation (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

New York, NY

February 16, 2017